Exhibit 10.2

Execution Version

CERTAIN CONFIDENTIAL INFORMATION CONTAINED INTHIS DOCUMENT, MARKED AT THE APPROPRIATE PLACEWITH FIVE ASTERISKS [*****], HAS BEEN OMITTEDBECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BECOMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

CRUDE OIL SALE and MARKETING

AGREEMENT

Dated the 20 day of May 2022

Between

GLENCORE ENERGY UK LTD. (BUYER)

And

VAALCO Gabon S.A. (SELLER)

In relation to crude oil from the

ETAME BLOCK G4-160 O

FFSHORE GABON

This Crude Oil Sale and Marketing Agreement (this "Agreement") is entered into on the 20 of May 2022 (the "Effective Date") by and among:

BUYER:

•	GLENCORE ENERGY UK LTD., a company incorporated under the laws of England and having its registered office at 18 Hanover Square, WlS lJY London, England ("Buyer" or "Glencore"); and

SELLER:

•

VAALCO GABON S.A., a societe anonyme unipersonnelle with its registered office at Port-Gentil, Zone Industrielle OPRAG- Nouveau Port, Port-Gentil/Gabon, B.P. 1335, registered to the registre du commerce et du credit mobilier de Port-Gentil under the no. 2014 B 1487 ("Seller" or "VAALCO");

Buyer and Seller may also be referred to herein individually as a "Party" or collectively as the "Parties".

WITNESSETH:

A.

WHEREAS, VAALCO is a participating interest owner of crude oil production from the Etame Block G4-160, offshore Gabon, with a percentage share of production as at the date of this Agreement of 58.80690% (subject to the terms of the PSC);

B.

WHEREAS, Glencore has provided to Vaalco Gabon (Etame) Inc. a US$ 50,000,000 reserves based lending facility (the "Financing"), in exchange for which VAALCO has agreed to mandate Buyer as the exclusive offtaker and marketer of all of the Oil as may be made available by Seller for Lifting during the Contract Period which shall represent the Seller's net entitlement to Oil produced from the Etame G4-160 Block, offshore Gabon, excluding only Oil in respect of which the Government of Gabon, Addax Petroleum Etame Oil & Gas Gabon ("Addax"), PetroEnergy Resources Corporation ("PetroEnergy") and Tullow Oil Gabon SA ("Tullow") (or any other entity which replaces the Government of Gabon, Addax, PetroEnergy or Tullow (in whole or in part) as co-venturer of VAALCO from time to time) have exercised their rights under the PSC to lift their percentage share of Oil from the Fields (the "Seller's Net Entitlement");

C.	WHEREAS, the Parties wish to evidence their intentions and agreements to offtake and market the Seller's Net Entitlement of Oil (the "Seller's Oil") by way of this Agreement; and

D.	WHEREAS, this Agreement, together with all Schedules attached hereto, shall govern the Agreement between the Parties.

NOW THEREFORE in consideration of the premises and the mutual covenants and agreements and obligations set out below and to be performed, the Parties agree as follows:

1.	Definitions and Interpretation

1.1	The following words and expressions shall have the following meanings for the purposes of this Agreement:

"Affiliate" means a legal entity which Controls, or is Controlled by, or is Controlled by an entity that Controls, a Party.

"Agreed Interest Rate" means the one month Secured Overnight Financing Rate ("SOFR") as published by the New York Federal Reserve Bank at 3 p.m. eastern standard time each day plus two per cent (2%).

"Agreement" means this Agreement and any Schedule attached to it, as amended from time to time.

"Anti-Bribery Laws and Obligations" means for each Party:

(a)	the applicable laws of The Republic of Gabon;

(b)

the applicable laws relating to combating bribery, money laundering and corruption in the countries of incorporation of each such Party and each such Party's ultimate parent company and of the principal place of business of each such Party and each such Party's ultimate parent company;

(c)

the laws relating to bribery and corruption and/or the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on 17 December 1997, which entered into force on 15 February 1999, and the Convention's Commentaries;

(d)	the United Kingdom Bribery Act 2010; and

(e)	the United States Foreign Corrupt Practices Act of 1977, as the same may be amended from time to time.

"Barrel" means that quantity of Oil which will occupy a volume of 42 US gallons measured at 60 degrees Fahrenheit, and "net Barrel" means a Barrel of Oil net of base sediment and water.

"Bill of Lading" means the document signed by the Master of the Vessel or its authorized agents for and on behalf of the master of the Vessel after the completion of loading operations, which confirms the receipt of the relevant Cargo.

"Business Day" means a day (other than a Saturday or Sunday) on which banks are ordinarily open for business in London and Gabon.

"Buyer" means Glencore Energy UK Ltd ..

"Buyer's Group" means Buyer, its Affiliates, any owner or disponent owner of the Vessel, its and their contractors and subcontractors of any tier, its and their clients of any tier, and its and their directors, employees and consultants.

"Cargo" means each cargo of Oil which Seller agrees to sell to Buyer in accordance with this Agreement.

"Contract Period" means the period commencing on the Effective Date and ending on the Final Maturity Date of the Financing, unless Vaalco Gabon (Etame) Inc. elects to voluntarily repay the Financing in full before the Final Maturity Date, in which case the Contract Period shall end on the date falling 183 days after the voluntary repayment date.

"Control" means the ownership directly or indirectly of fifty per cent (50%) or more of the voting rights in a legal entity, or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity whether through the ownership of voting securities, by agreement or otherwise. "Controls", "Controlled by" and other derivatives shall be construed accordingly.

"Dated Brent" has the meaning ascribed to it in Clause 9.1.

"Delivery Point" means the point of delivery of the Oil at the flange connecting the Vessel's permanent hose connections to Seller's loading facilities at the Load Port.

"Demurrage" means certain payments made to Buyer as compensation for standby costs of a Vessel, as determined pursuant to Schedule B.

"Effective Date" means the date on which this Agreement commences as set forth at Page 2 above.

"ET A" means estimated time of arrival.

"Etame Lifting Procedures" means the procedures set out in Schedule B hereto, as amended from time to time.

"Facility Agreement" means the facility agreement in relation to the Financing, entered into between Glencore, Vaalco Gabon (Etame) Inc., VAALCO and Vaalco Energy Inc. on 16 May 2022.

"Fields" means any or all of the fields located within the Etame G4-160 Block, including the Etame Marin, Avouma, and Ebouri fields.

"Final Maturity Date" means the final maturity date of the Financing, as defined in the Facility Agreement.

"Financing" has the meaning ascribed to it in Recital B.

"Firm Lifting" means Buyer's commitment to Lift a quantity of Oil pursuant to the notification sent to Buyer by Seller to perform a Lifting in any Month M in accordance with Clause 7.2.

"FOB" means Free on Board as defined in the Incoterms 2020 as published by the International Chamber of Commerce, as may be amended or modified from time to time, except as modified by the Agreement; further, if there is any inconsistency or conflict between Incoterms and the Agreement, the Agreement shall prevail.

"Force Majeure" has the meaning ascribed to it in Clause 13.

"FPSO" means a Floating Production Storage Offloading vessel.

"FSO" means a Floating Storage Offloading vessel.

"Governmental Authority" means any supranational, national, state, regional, provincial, municipal or local government, any subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority having jurisdiction over the Parties, or the subject matter of this Agreement.

"Insolvent" means with respect to a Party that:

(a)	an order is made that the Party be wound up provisionally or finally; or

(b)

an order is made appointing a liquidator or provisional liquidator (other than in respect of a solvent liquidation of that Party) administrator, compulsory manager, trustee in bankruptcy or other similar officer, in respect of the Party (or any of that Party's assets) or one of them is appointed whether or not under an order by any analogous procedure or step is taken in any jurisdiction. This paragraph (b) shall only apply to any winding-up petition which is not frivolous or vexatious and is not discharged, stayed or dismissed within fourteen (14) calendar days of commencement; or

(c)	a receiver or receiver and manager is appointed to the whole or substantially the whole of the estate of the Party; or

(d)

except to reconstruct or amalgamate while solvent, the Party enters into, or resolves to enter into, a scheme of arrangement, deed of company arrangement or composition with, or assignment for the benefit of, all or any class of its creditors, or it proposes a reorganisation, moratorium or other administration involving any of them; or

(e)

the Party resolves to wind itself up, or otherwise dissolve itself, or gives notice of intention to do so, except to reconstruct or amalgamate while solvent on terms reasonably approved by the other Parties or is otherwise wound up or dissolved; or

(f)	the Party takes any step to obtain protection or is granted protection from its creditors, under any applicable legislation or an administrator or voluntary administrator is appointed to the Party;

(g)	it has a controller appointed to any part of its property; or

(h)

any corporate action, legal proceedings or other procedure or step is taken in relation to the suspension of payments, a moratorium of any indebtedness, winding up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme or arrangement or otherwise) other than a solvent liquidation or reorganisation of that Party.

"International Standards" means the international standards and practices from time to time in force applicable to the ownership, design, equipment, operation or maintenance of crude oil vessels.

"Lifting" means a cargo of Seller's Oil scheduled to be loaded onto a Vessel which Buyer presents at the Load Port in accordance with the provisions of this Agreement. "Lift", "Lifts" and other derivatives shall be construed accordingly.

"Laytime" means the amount of time stipulated for the Vessel to load the Seller's Oil at the Load Port pursuant to Schedule B.

"Load Port" means the FPSO "Petroleo Nautipa" or the FSO "Cap Diamant" (or any subsequent name of the relevant vessel from time to time) located offshore the Republic of Gabon.

"Month M" means the month of Lifting; "Month M+l" means the month following Month M;

"Month M+2" means the month following Month M+1;

"Month M-1" means the month preceding Month M;

"Month M-2" means the month preceding Month M-1; and so on.

"Notice of Readiness" or "NOR" means a valid notice of readiness to load Seller's Oil as given in accordance with the Port Regulations by the master of the Vessel to the Port Operator.

"Oil" means crude oil produced from the Etame G4-160 Block, offshore Gabon, and which at the date of this Agreement consists of a commingled blend of crude oil produced in various quantities from the Etame Marin, Avouma, and Ebouri fields.

"Port Operator" means VAALCO acting in its capacity as Operator of the Load Port or its permitted successor, as set out in the Terminal Handbook.

"Port Regulations" means those regulations with which Vessels lifting crude oil at the Load Port must comply, as set out in the Terminal Handbook.

"Price" means the price for the Oil sold and purchased hereunder, as determined in accordance with this Agreement.

"PSC" means the Exploration and Production Sharing Contract between the Republic of Gabon (the "Government of Gabon") and VAALCO dated 7tl, July 1995, as amended from time to time.

"Public Official" means

(a)

any officer, employee, director, principal, consultant, agent or representative, whether appointed or elected, of any government (whether central, federal, state or provincial), ministry, body, department, agency, instrumentality or part of any of them, or any public international organization, or any state or government owned or controlled entity, agency, enterprise, joint venture, or partnership (including a partner or shareholder of such an enterprise);

(b)

any person acting in an official capacity for or on behalf of (i) any government, ministry, body, department, agency, instrumentality or part of any of them, or (ii) any public international organization; or

(c)	any political party or political party official or candidate for office.

"Seller" has the meaning given in the Recitals above.

"Seller's Group" means the Seller, its Affiliates, its and their contractors and subcontractors of any tier, and its and their directors, officers, employees and consultants.

"SIDNC" is an acronym for Sundays and holidays included.

"Terminal Handbook" means the Etame Marine Terminal Handbook as prepared and updated from time-to-time by the manager of the Load Port, being VAALCO as at the date of this Agreement.

"Vessel" means each vessel nominated by Buyer, and accepted by Seller, to which the Seller's Oil will be delivered at the Load Port.

1.2	The following Schedules shall be deemed to form and be read and construed as integral parts of the Agreement:

1.2.1	Schedule A: Seller's Letter of Indemnity

1.2.2	Schedule B: The Etame Lifting Procedures

In the event of any inconsistency between the provisions of Schedule B (The Etame Lifting Procedures) and the other provisions of this Agreement, this Agreement will prevail.

1.3	Interpretation

1.3.1	Day

References in this Agreement to a"day" shall be as such day falls in local time, Republic of Gabon and all times of day referred to herein shall be construed accordingly.

1.3.2	Recitals, Clauses and Schedules

(a)	Save where the context otherwise requires, a reference to a Recital, Clause, Schedule or Annex is, unless indicated to the contrary, a reference to a recital, clause, or schedule of this Agreement;

(b)	Any reference to this Agreement includes the Schedules to this Agreement and which form part of this Agreement for all purposes; and

(c)

In the event of any conflict or inconsistency between the provisions of the main body of this Agreement and the provisions of the Schedules to this Agreement, the provisions found in the main body of this Agreement shall prevail.

1.3.3	Statutory references

Save where the context otherwise requires, a reference to an enactment or statutory provision shall include a reference to any subordinate legislation made under the relevant enactment or statutory provision and is a reference to that enactment, statutory provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced.

1.3.4	Singular, plural and gender

Save where the context otherwise requires, the singular includes the plural and vice versa and reference to any gender includes a reference to all other genders.

1.3.5	Headings

Save where the context otherwise requires, headings and the use of bold typeface shall be ignored.

1.3.6	Writing

Save where the context otherwise requires, references to writing shall include any mode of representing or reproducing words in a legible and non-transitory form and documents and information sent or supplied in electronic form are "in writing" for the purpose of this Agreement.

1.3.7	References to agreements

Save where the context otherwise requires, references in this Agreement to any other agreement or other instrument (other than an enactment or statutory provision) shall be deemed to be references to this Agreement, such other agreement or instrument as from time to time amended, varied, supplemented, substituted, novated or assigned.

1.3.8	Meaning of includes and including

"includes" and "including" shall be construed without limitation.

1.3.9	Meaning of person/legal entity

References to a"person" or"legal entity" include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality).

2.	Representations, Warranties and UndertakingsThe Seller represents, warrants and undertakes that:

2.1.1	it has full power and authority to enter into, deliver and perform the obligations contained herein and that it has obtained all requisite internal approvals;

2.1.2	it is duly constituted, organised and validly existing under the laws of the country of its incorporation;

2.1.3

nothing contained in this Agreement will result in a breach of any provision of its constitutional documents or result in a breach of any agreement, licence or other instrument, order, judgment or decree of any court, governmental agency or regulatory body to which it is bound;

2.1.4	it holds all consents and authorisations required to perform its obligations under this Agreement;

2.1.5	it shall not do anything which causes or may cause any of its consents or authorisations to be revoked, invalidated or materially restricted in any way;

2.1.6

no action, litigation, arbitration or administrative proceeding has been commenced, or is pending or, to its knowledge, threatened, which could reasonably be expected to affect materially and adversely its financial condition or operations or its ability to perform its obligations under, or which purports to affect the legality, validity or enforceability of, this Agreement;

2.1.7	its entitlement to Seller's Oil produced from the Etame G4- l 60 Block, offshore Gabon, supplied in accordance with this Agreement shall either:

(a)	be legally owned by it; or

(b)	it shall have the legal authority to dispose of such Oil at the moment of transfer of title pursuant to Clause 4.3.

2.2	The Buyer represents, warrants and undertakes that:

2.2.1	it has full power and authority to enter into, deliver and perform the obligations contained herein and that it has obtained all requisite internal approvals;

2.2.2	it is duly constituted, organised and validly existing under the laws of the country of its incorporation;

2.2.3

nothing contained in this Agreement will result in a breach of any provision of its constitutional documents or result in a breach of any agreement, licence or other instrument, order, judgment or decree of any court, governmental agency or regulatory body to which it is bound;

2.3.4	it holds all consents and authorisations required to perform its obligations under this Agreement;

2.3.5	it shall not do anything which causes or may cause any of its consents or authorisations (or any consents or authorisations of Seller) to be revoked, invalidated or materially restricted in any way;

2.3.6

no action, litigation, arbitration or administrative proceeding has been commenced, or is pending or, to its knowledge, threatened, which could reasonably be expected to affect materially and adversely its financial condition or operations or its ability to perform its obligations under, or which purports to affect the legality, validity or enforceability of, this Agreement;

2.3.7

notwithstanding anything to the contrary contained in this Agreement, it and Buyer's Group shall not export or re-export Oil sold pursuant to this Agreement, directly or indirectly, to any country, entity or person, if it has reason to believe such export or re export is prohibited under the laws and regulations of the United States of America and European Union countries, which includes any trade, economic or financial sanction laws including the Trade Restrictions referred to in Clause 2.3; and

2.3.7

it will at all times comply with its (or its Affiliates') (i) policies which at the date of this Agreement are found at https://www.glencore.com/who-we-are/policies, and (ii) code of conduct which at the date of this Agreement ts found at https://www.glencore.com/en/who-we-are/our-code, in each case as the same is or are revised from time to time in accordance with best international practice.

2.3

Neither Party shall be obliged to act in any way or to perform, and nothing in this Agreement is intended, or should be interpreted or construed as requiring or inducing a Party to act in any way or to perform any obligation otherwise required by this Agreement (including an obligation to directly or indirectly (a) perform, deliver, accept, sell, purchase, pay or receive monies to, from or through a person or entity (including via the Seller or the Buyer, as the case may be), or (b) engage in any other acts) if this would or could be a material violation of, inconsistent with, penalised or prohibited by, or expose such Party to punitive measures under any laws, regulations, decrees, ordinances, orders or rules of the European Union ("EU"), any EU member state, the United Kingdom, Switzerland, the United Nations or the United States of America applicable to that Party relating to international boycotts, trade and/or financial sanctions, foreign trade controls, export controls, non-proliferation, anti-terrorism or similar laws (the "Trade Restrictions"). Where any performance by a Party would be in violation of, inconsistent with, or expose such Party to punitive measures under a Trade Restriction, such Party (the "Affected Party") shall, as soon as reasonably practicable, give written notice to the other Party of its inability to perform. The Affected Party shall be entitled:

1.	immediately to suspend the performance of the obligation (whether a payment or performance obligation) until such time as the Affected Party may lawfully discharge such obligation; and/or

11.

where the inability to discharge the obligation continues until the end of the contractual time for discharge thereof or a period of30 days (whichever is the shorter), to a full release from the obligation, provided that where the obligation relates to payment for goods which have already been delivered, the obligation shall remain suspended (without prejudice to the accrual of any interest on an outstanding payment amount) until such time as the Affected Party may lawfully resume payment; and/or

111.

where the obligation is acceptance of the Vessel, to not accept any such non-compliant Vessel without any liability whatsoever (including any damages for breach of contract, demurrage, penalties, costs, fees and expenses) and to require the Buyer to nominate an alternative vessel.

Nothing in this Clause 2.3 shall be taken to limit or prevent the operation of the English law doctrine of frustration.

2.4

Each Party with regard to its operations and/or activities under this Agreement warrants that it and its Affiliates and their respective directors, officers, employees and personnel have not knowingly made, offered or authorized, and covenants that such Party and its Affiliates and their respective directors, officers, employees and personnel will not knowingly make, offer or authorize, any payment, facilitation payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any Public Official, political party, political party official, candidate for office or other person or entity, where such payment, gift, promise or advantage would violate the Anti-Bribery Laws and Obligations applicable to such Party.

2.5

In particular, the Seller represents and warrants to the Buyer that it has not made any payments or given anything of value to officials, officers or employees of the government of the country in which the Oil sold under this Agreement originated or any agency, department or instrumentality of such government in connection with the Oil which is the subject of the Agreement which would be inconsistent with or contravene any of the above-referenced legislation.

2.6

Each Party shall as soon as possible notify the other Party, subject to applicable reporting and disclosure requirements, of any investigation or proceeding initiated by a governmental authority relating to an alleged violation of applicable Anti-Bribery Laws and Obligations by such Party, or its Affiliates, or any of their directors, officers, employees, personnel, or any service providers of such Party or its Affiliates, concerning operations and activities under this Agreement. Such Party shall use reasonable efforts to keep the other Party informed as to the progress and disposition of any such investigation or proceeding concerning operations and activities under this Agreement, except that such Party shall not be obligated to disclose to the other Party any information that would be considered legally privileged and/or where such disclosure is prohibited by law or regulation.

2.7

Each Party shall defend, indemnify and hold the other Party harmless from and against any and all liabilities, claims, damages, losses, penalties, costs (including reasonable legal costs and attorney's fees) and expenses arising from or related to the events underlying:

2.7.1

such Party's admission of allegations made by a governmental authority concerning matters which are the subject of this Agreement operations and/or activities under this Agreement that such Party or its Affiliates or their directors, officers, employees and personnel, or any service providers of such Party or its Affiliates, have violated Anti Bribery Laws and Obligations applicable to such Party; or

2.7.2

the final adjudication concerning operations and/or activities under this Agreement that such Party or its Affiliates or their directors, officers, employees and personnel, or any service providers of such Party or its Affiliates, have violated Anti-Bribery Laws and Obligations applicable to such Party.

Such indemnity obligations shall survive termination or expiration of this Agreement.

2.8	Each Party agrees in connection with the matters which are the subject of this Agreement to:

2.8.1	devise and maintain adequate internal controls concerning such Party's undertakings under this Clause 2;

2.8.2	establish and prepare its books and records accurately in accordance with generally accepted accounting practices applicable to such Party;

2.8.3	properly record and report such Party's transactions in a manner that accurately and fairly reflects in reasonable detail such Party's assets and liabilities;

2.8.4	retain such books and records for the period required by the relevant laws in the country of incorporation of each such Party and of the principal place of business of each such Party; and

2.8.5	comply with the laws applicable to it.

2.9

Each Party must be able to rely on the adequacy of the other Party's system of internal controls, and on the adequacy of full disclosure of the facts, and of financial and other information concerning operations and/or activities under this Agreement. No Party is in any way authorised to take any action on behalf of another Party that would result in an inadequate or inaccurate recording and reporting of assets, liabilities or any other transaction, or which would put such Party in violation of its obligations under the laws applicable to the operations under this Agreement.

Each Party shall promptly respond in reasonable detail to any reasonable request from the other Party concerning a notice sent by such Party under Clause 2.6 and shall, to the extent reasonably practicable, furnish applicable documentary support for such Party's response (unless prevented from doing so by law), including showing such Party's compliance with the undertakings set out in Clause 2.4 and Clause 2.10, except that such Party shall not be obligated to disclose to the other Parties any infonnation that would be considered to be legally privileged.

2.10

Each Party with regard to its activities under this Agreement warrants and undertakes that: it and its Affiliates and their respective directors, officers, employees and personnel shall conduct such activities in accordance with all applicable anti-trust laws and regulations of any relevant jurisdiction; it and its Affiliates does and do not engage in any activity, practice or conduct which would constitute an offence under such laws and regulations; and it and its Affiliates has and have, and maintain in place, policies and procedures to ensure compliance with the same.

2.11

The Buyer or the Seller may terminate the Agreement forthwith upon not less than 5 Business Days' written notice to the other Party at any time, if in their reasonable judgement the other is in breach of any of the above representation, warranties or undertakings in this Clause 2.

3.	Term

3.1	This Agreement shall have legal force and effect from the Effective Date until the end of the Contract Period (both dates inclusive) provided that:

3.1.1	subject to early termination as provided for and in accordance with the terms of this Agreement, the first Lifting of Seller's Oil by Buyer will not occur until the month of August 2022;

3.1.2

if a vessel of another buyer is scheduled to Lift Seller's Oil on or before 31 July 2022 and has not completed loading by 23:59 hours local time in Gabon on 31 July 2022, then the rights of Buyer to Lift under this Agreement shall not come into effect until the Lifting by that other vessel has been completed and that other vessel has disconnected from the Load Port, in which case the quantity specified in Clause 6.1 shall be adjusted accordingly; and

3.1.3

if a Vessel commenced a Lifting on or before the last day of the Contract Period and has not completed loading by 23:59 hours local time in Gabon on the last day of the Contract Period, then this Agreement shall continue in effect until the Lifting by that Vessel has been completed and that Vessel has disconnected from the Load Port.

3.2

Following the expiration of the Contract Period or if otherwise terminated pursuant to Clause 12, save as expressly provided in this Agreement, this Agreement shall terminate without any further liability attaching to any Party, provided however that in the case of termination for whatever reason the Parties shall remain fully responsible for and liable to each other for all obligations under this Agreement that arose prior to and/or or upon such termination and for any already accrued rights, including Buyer's right to seek damages in the event of a failure by Seller to deliver the Seller's Oil in accordance with the terms of this Agreement.

3.3	Notwithstanding this Clause 3 or Clause 12, the following Clauses will have continuing legal effect following the termination or expiry of this Agreement:

3.3.1	Clause 1 (Definitions and Interpretation);

3.3.2	Clauses 2.3, 2.4, 2.5, 2.6, 2.7 and 2.8;

3.3.3	Clause 12 (Default and Termination);

3.3.4	Clause 14 (Confidentiality);

3.3.5	Clause 15 (Liability and Indemnities);

3.3.6	Clause 17 (Taxes, Duties and Exports Licenses);

3.3.7	Clause 18 (Notices);

3.3.8	Clause 19 (Law and Dispute Resolution);

3.3.9	Clause 20 (Assignment and Change of Control of Seller);

3.3.10	Clause 21 (Waiver); and

3.3.11	Clause 22 (Entire Agreement).

4.	Sale and Purchase, Delivery, Title and Risk

4.1.

Seller agrees to sell and deliver Seller's Oil to Buyer FOB at the Delivery Point and Buyer agrees to purchase, receive and pay for such Oil from Seller, FOB at the Delivery Point, in the quantity, and at the agreed Price in accordance with the terms of this Agreement.

4.2.	The Seller's Oil shall be delivered by Seller, and accepted by Buyer, at the Delivery Point. Each delivery of such Oil shall be in one cargo lot to a single Vessel.

4.3.	Title to and risk in the Seller's Oil or any part of it shall pass from Seller to Buyer as it passes the Delivery Point.

5.	Quality

5.1.

The quality of the Oil which may be supplied under this Agreement shall be the normal export quality of oil from the fields, including the Etame Marin, Ebouri and Avouma Fields, in the Etame G4-160 Block, as made available from time to time at the Load Port, unless specifications are prescribed elsewhere in this Agreement, in which case such specifications represent the only quality characteristics which the Oil is required to meet.

5.2.

This Clause 5 constitutes the whole of Seller's obligations with respect to the quality of the Oil to be supplied and (save to the extent that exclusion thereof is not permitted or is ineffective by operation of law, in which case such warranties shall be considered to be restricted to the maximum extent permitted by law) all statutory or other conditions or warranties with respect to the description, merchantability or quality of the Oil or its fitness for any purpose are hereby excluded.

6.	Quantity

6.1.

During the term of this Agreement, Se!ler shall sell to Buyer, and Buyer shall purchase from Seller all of the Seller's Oil, which Buyer is entitled in aggregate to Lift during the Contract Period, as notified to Buyer by VAALCO from time to time pursuant to Clause 7, subject to the retention on board the FPSO or the FSO (as the case may be) of such quantities of Oil as are required for operational purposes, and further subject to the rights of Seller not to supply a Lifting of less than an aggregate of three hundred thousand (300,000) net Barrels.

6.2.

During the term of this Agreement, not later than the first (1st) day of August and the first (1st) day of February of each year, or as soon as practicable thereafter, VAALCO shall notify Buyer of the anticipated pattern of Liftings for each Month of the next 6 Month period, and such notice shall be for informational purposes only and shall be indicative but non-binding.

6.3.

The Buyer understands and agrees that, in accordance with Clause 16 of the Agreement, the Gabonese Oil Company (GOC) has been appointed by the government to lift the government's percentage share of oil from the Fields and it will do so accordingly. GOC's expected lifting dates will be included in the notice referenced in Clause 6.2.

7.	Buyer Nominations & Scheduling

7.1.

VAALCO may specify Liftings of a size that shall be not less than three hundred thousand (300,000) net Barrels, nor more than nine hundred thousand (900,000) net Barrels. At the time of loading each Lifting shall be subject to an operational tolerance of plus or minus five point zero per cent(+/- 5.0%) of the Firm Lifting quantity at Buyer's option but subject always to the terms of Schedule B.

7.2.	Not later than:

7.2.1

the sixteenth (16th) day of Month M-2, VAALCO shall notify Buyer of the details, on a provisional basis, of the Lifting to be made in Month M, including the provisional quantity of Seller's Oil to be Lifted, and a provisional loading date range of five (5) consecutive days, together with any other relevant operational information (provided on a provisional basis) that might apply to the Lifting. The details so provided under this Clause 7.2.1 for the Lifting in Month M shall not constitute a Firm Lifting and shall be capable of amendment by VAALCO acting unilaterally, in its sole discretion and without the prior agreement of Buyer; and

7.2.2

the earlier of the sixteenth (16th) day of Month M-1 or four (4) weeks before the first (1st) day of the five (5) consecutive days loading date range nominated pursuant to this Clause 7.2.2, VAALCO shall notify Buyer of the details of the Lifting to be made in Month M, including the quantity of Seller's Oil to be Lifted, and a loading date range of five (5) consecutive days, together with any other relevant operational information that might apply to the Lifting. The details so provided under this Clause 7.2.2 for the Lifting in Month M shall constitute a Firm Lifting and shall not be amended without the prior agreement of both Buyer and Seller, except for operational changes agreed between the Parties, as specified in accordance with Schedule B.

7.3.

At the same time as giving the notice specified in Clause 7.2.2 in respect of Month M, VAALCO shall also notify Buyer of the currently-intended Liftings for Months M+1 and M+2, but such notice shall be for informational purposes only and shall be indicative but non-binding.

7.4.	Seller shall give notice in writing to Buyer of the three (3) day final loading date range no later than the earlier of:

7.4.1	four (4) weeks before the first (1st) day of the five (5) day range notified pursuant to Clause 7.2.2; or

7.4.2	four (4) weeks before the first (1st) day of the five (5) day range notified pursuant to Clause

7.2.1

where there is anticipated (based on the provisional information provided pursuant to Clause 7.2.1) to be less than four (4) weeks between the date of Seller's notice and the first (1st) day of the five (5) day range notified pursuant to Clause 7.2.2.

8.	Vessel Nomination

8.1.

Buyer shall, at its own risk and expense, nominate and provide a Vessel which is in all respects ready to and capable of loading the Seller's Oil at the Load Port within the nominated loading date range, and that is in compliance with this Agreement and the Port Regulations. The Etame Lifting Procedures shall apply to each Lifting.

8.2.	Buyer shall nominate Vessel at least ten (10) calendar days prior to the Vessel's arrival at the Load Port.

8.3.	The Vessel nominated by Buyer shall:

(a)	be equipped and manned so as to be able to meet all applicable maritime regulations in accordance with the applicable International Standards;

(b)	comply with the applicable rules and be compatible with the Load Port;

(c)	be of the dimensions and technical specifications set out from time to time by Seller;

(d)	be safely manned, operated and maintained in good working order and condition by a competent and reputable operator;

(e)

shall be constructed and operated m accordance with all applicable laws, treaties, conventions, rules and regulations of the country of vessel registry and all laws, treaties, conventions, rules and regulations applicable at the Load Port, including those for the protection of the environment or which relate to seaworthiness, pollution, design, safety, navigation, operation and similar technical and operational matters, and in accordance with International Standards; and

(f)

shall be entered for insurance with a member that has full entry in the International Group of P&I Clubs, including pollution liability standard. Upon request by Seller, Buyer shall provide to Seller satisfactory evidence that the insurance required pursuant to this paragraph

(f)	is in effect.

8.4.	The Vessel nominated by Buyer, as well as its as its registered owner, disponent owner, beneficial owner or the ship manager shall not be subject to blocking sanctions under Trade Restrictions.

9.	Price

9.1.

For each Lifting of Oil hereunder, the Price ("P") payable in accordance with the terms of Clause 8.4 below shall be expressed in US Dollars per net Barrel sold FOB at the Delivery Point and shall be determined by the following formula:

The FOB price per net Bill of Lading net Barrel= DATED BRENT component (D), plus/minus (as the case may be) the DIFFERENTIAL (X), [*****]

Where:

1.

The DATED BRENT component (D) shall be the arithmetic average of all settlement values for Dated Brent as published by Platts Crude Oil Marketwire (or any replacement thereof) for the nominated month of load (M);

11.

The DIFFERENTIAL (X), which the Parties acknowledge could be a positive or negative amount, shall be the differential actually achieved by the Buyer in on-selling each net Barrel calculated as follows:

a.	[*****]

b.	[*****]

c.	[*****]

d.	[*****]

1.	[*****]

11.	[*****]

111.	[*****]

iv.

[*****] The COSTS OF SALE shall be strictly limited to those costs actually and reasonably incurred in order to effect an on-sale at a place other than FOB at the Delivery Point and such deduction shall be effected only to convert any CFR, CIF or DES (each as per Incoterms) on-sale price into an FOB at the Delivery Point price. Buyer will provide Seller with all documentation to support all costs actually and reasonably incurred by Buyer. The COSTS OF SALE may include the following categories of cost, in accordance with international trading industry standards: freight, taxes/dues, insurance, demurrage (provided that paragraphs 5.6 and 5.7 of Schedule B shall apply), outturn losses, time value of money and any costs associated with financial cover with banks and/or insurance markets, inspection, analysis and the costs associated with any letter of credit.

9.2.

Any activities for which it may be necessary to incur reasonable costs from time to time, for example, sending samples to customers and ad hoc laboratory analysis, will be for the account of Seller, subject always to Seller's prior written approval.

9.3.	The Price shall be calculated to two (2) decimal places and the following arithmetic rules shall be applied:

9.3.1	if the third decimal place is five (5) or greater than five (5) then the second decimal place shall be rounded up to the next digit; or

9.3.2	if the third decimal place is less than five (5) then the second decimal place shall be rounded down to the next digit.

9.4.

In the event that at any time during this Agreement, any related price index or quotation, as referred to in Clause 9.1, ceases to be published or if the publisher changes the criteria or methodology, the Parties shall, upon written notice from either Party and acting reasonably, re negotiate that part of Clause 9.1 that is affected. If the Parties cannot reach agreement on a new price index or quotation, following discussions for a minimum of sixty (60) days, either Party may refer the matter to an expert in the field of hydrocarbon trading on terms of reference (including the identity of the expert) to be agreed between the Parties (acting reasonably) with the cost of such expert rendering its opinion being borne equally between the Parties. The decision of any expert will be final and binding on the Parties save in the event of manifest error or fraud on the part of the expert. If the Parties (acting reasonably) cannot reach agreement on the terms of reference (including the identity of the expert), either Party may refer the matter to arbitration in accordance with Clause 19.

9.5.

The Buyer agrees to use reasonable endeavours to (i) achieve the most positive or least negative (as the case may be) DIFFERENTIAL resulting from the on-sale, (ii) achieve the best terms in respect of the on-sale including via contracting on arms' length terms, (iii) conduct an on-sale with a non-Affiliate, and (iv) mitigate (including as a result of achieving economies of scale across the Buyer's Group) the COSTS OF SALE.

10.	Payment Terms, Laytime and Demurrage

10.1.

For each Lifting completed under this Agreement, payment shall be made by Buyer in US Dollars in full, without discount, withholding or set-off, in immediately available funds by electronic transfer not later than thirty (30) days after the date of the Bill of Lading (such Bill of Lading date counting as day zero).

10.2.

Payment shall be made on presentation of a commercial invoice (whether made by letter, email or fax) based upon the loaded quantity as evidenced by the Bill of Lading, and upon either a final unit price or, if any of the price components specified in Clause 8.4 above are not finalised, based on a provisional price, together with a full set of 3/3 original Bills of Lading and other shipping documents including certificate of quantity and/or independent inspector's quantity report at the Delivery Point, certificate of quality and/or independent inspector's quality report at the Delivery Point and original certificate of origin.

10.3.

If the clean 3/3 original Bills of Lading or other documents are not available for presentation to Buyer on or before the payment due date, Buyer agrees to pay Seller upon presentation of a Seller's letter of indemnity in the form set out in Schedule A.

10.4.

For the avoidance of doubt, the sum of the quantities shown on each invoice submitted to Buyer in respect of a particular Lifting shall not exceed the sum of the Bill of Lading quantities for that Lifting.

10.5.

In the event that the value of a price component specified in Clause 9.1 is not known and therefore the final unit price cannot be determined prior to the payment due date, then Seller shall submit a provisional invoice and provisional payment shall be made on the due date. The provisional unit price shall be calculated as follows:

i)

the arithmetic average of all settlement values for Dated Brent as published by Platts Crude Oil Marketwire (or any replacement thereof) from the first to the twenty-third Business Day during the Month in which the Bill of Lading falls; plus/minus (as the case may be)

ii)

the DIFFERENTIAL, if any and if known. If the DIFFERENTIAL (if any) is unknown for the current cargo, the DIFFERENTIAL for the most recent Bill of Lading Month for which a final price has been determined shall be used; less

iii)	[*****]

10.6.

As soon as reasonably practicable after any provisional pricing component has been finalised, Seller shall submit to Buyer final invoices, for immediate settlement. Should final pricing show an amount due to Buyer then Seller shall submit a credit memo to Buyer for immediate settlement.

10.7.

Unless otherwise agreed in writing, any amount due from Buyer which is not paid by the due date pursuant to this Clause 10 shall bear simple interest commencing on the day immediately after the date on which it became due up to and including the date of payment at the Agreed Interest Rate, calculated as an annual rate (360 day year basis). The foregoing shall not be construed as an indication of any willingness on the part of Seller to provide extended credit as a matter of course and shall be without prejudice to any rights and remedies which Seller may have under this Agreement or otherwise.

10.8.

In the event that payment falls due on a Saturday, Sunday or any bank holiday in New York, or such other place as may be designated by Seller for payment, then any such payment shall be made on the last banking day prior to the payment due date.

10.9.

Notwithstanding the terms set forth in Clause 10.1 to 10.8 above, the Seller may request the early payment of a portion of the provisional value for a Cargo on any day from the first (1st) Business Day immediately following the date of the Bill of Lading. If the Buyer, at its sole discretion, agrees to make an early payment, such early payment shall be made within three (3) Business Days of the Seller's request made pursuant to this Clause 10.9.

10.10.

If at the time of the Seller's early payment request pursuant to Clause 10.9 the final price relevant to the Cargo is not yet known, the amount of the early payment shall be mutually agreed by the Parties, acting reasonably.

10.11.	[*****]

10.11.	For the avoidance of any doubt, in the event of an early payment by Buyer based on provisional prices, then Clause 10.6 shall apply in respect of the submission and settlement of the final invoice.

10.12.	The Parties agree that the provisions in respect of Laytime and Demurrage shall be as set out in Schedule B.

10.13.	No Party shall have the right to offset or withhold payments due to the other Party under this Agreement with payments due from that Party under this Agreement.

11.	Measurement and Inspection

11.1.

Buyer shall appoint a mutually acceptable independent inspector at the Load Port to verify the quantity and the quality of the Seller's Oil delivered, and Buyer and Seller shall bear the inspector's charges equally. The provisions of this Clause 11 relating to the quality of the Oil shall be subject to Clause 5.

11.2.

The quantity and quality of the Oil supplied by Seller in each Lifting shall be determined at the Load Port by measurement, sampling and testing in accordance with good international standard practice at the time of loading, and shall include measurement that enables a net quantity to be calculated. The net quantity so determined shall be inserted in the certificate of quantity and Bill of Lading for the cargo. The Bill of Lading quantity, save for fraud or manifest error, shall be used for invoice purposes. The results of measurement, sampling and testing shall, for the purposes of the Agreement, be treated as conclusive as to the quantity and quality loaded save for fraud or manifest error, but without prejudice to Buyer's right to bring a claim in accordance with Clauses 11.3 and 11.4. The independent inspector's report shall be copied to Seller at the same time as it is given to Buyer (a fax/email copy will be acceptable). Such independent inspector's report shall be final and binding on the Parties (save in the event of fraud or manifest error), but without prejudice to Buyer's right to bring a claim in accordance with Clauses 11.3 and 11.4.

11.3.

In any event where a discrepancy in quantity arises under Clause 11.2, Seller shall not be liable for any claim pertaining to the discrepancy unless such discrepancy exceeds zero point five per cent (0.5%) of the Bill of Lading quantity. Quantity claims are to be determined by comparing the Bill of Lading quantity with the receiving Vessel gross standard volume (GSV) figures with Vessel experience factor (VEF) applied, each in accordance with the American Petroleum Institute (API) standard for petroleum measurements from time to time in force. Buyer hereby irrevocably waives its rights to any claim in respect of discrepancies lower than zero point five per cent (0.5%) of the Bill of Lading quantity.

11.4.

Buyer shall notify Seller in writing of any claim in respect of quality or quantity (provided that such claim in respect of quantity is not excluded under Clause 11.3) of a cargo, as determined by the independent inspector, within forty-five (45) days after the date of completion of the Lifting. Buyer shall as a minimum set out particulars relating to the claim. If Seller is not notified of the claim within forty-five (45) days after the date of completion of the Lifting, the claim shall be deemed by the Parties to have been irrevocably waived by Buyer.

11.5.

Provided that Buyer has properly notified Seller of a claim under Clause 11.4, Buyer shall proceed to pursue the claim by lodging a detailed claim with supporting documentation within sixty (60) days of notifying Seller of the claim under Clause 11.4. If Buyer fails to pursue the claim by not lodging the detailed claim within sixty (60) days, the claim shall be deemed by the Parties to have been irrevocably waived by Buyer.

12.	[*****]

12.1.	[*****]

12.1.1.	[*****]

12.1.2	[*****]

12.2.	[*****]

12.2.1.	[*****]

12.2.2.	[*****]

12.3.	[*****]

12.3.1.	[*****]

12.1.1.	[*****]

12.	Force Majeure

13.1.

Neither of the Parties shall be deemed to be in breach of this Agreement, nor shall that Party be liable to the other Party for any failure, omission or delay in its performance in whole or in part of any of the conditions of this Agreement (except for obligations to make payment or provide security whenever required) to the extent that such failure, omission or delay arises or results from any unforeseeable, insurmountable or irresistible event or cause that is beyond the control of that Party, and could not have been avoided by steps which might reasonably have been expected to have been taken by that Party, and which event or cause may include (inter alia):

13.1.1.	mandatory compliance with a direction or request of any international, national, port, transportation, local government or other authority or person purporting to act with such authority;

13.1.2.	strike/s or other labour difficulty from whatever cause arising, even though it could be settled by acceding to the demands of a labour group;

13.1.3.	natural calamity, epidemic, pandemic, fire, explosion;

13.1.4.	war, hostilities declared or undeclared, embargo, blockade, civil unrest, riots, terrorism, and any consequence thereof; and

13.1.5.

an event of "Force Majeure" under the agreements governing the operation of the Fields to the extent that such event prevents the Party from meeting its obligations under this Agreement, an event of "Force Majeure".

13.2.	A breakdown or failure of plant or equipment caused by normal wear and tear or by a failure to properly maintain such plant or equipment shall not constitute an event of Force Majeure.

13.3.

A Party affected by Force Majeure shall give prompt written notice of any event of Force Majeure to the other Party and shall, as far as possible, include details of the expected extent and duration of the Force Majeure, as well as steps proposed to mitigate the effect of the Force Majeure. Such notice shall be updated on a regular basis.

13.4.

Where the time required for Seller to make, or Buyer to receive, delivery hereunder is affected by Force Majeure, the time for such delivery or receipt shall be extended for the duration of the period during which the Force Majeure was in effect, provided that where the time for such delivery or receipt is affected by a Force Majeure event that exceeds thirty (30) days, either the Buyer or the Seller may terminate any affected delivery by giving written notice to the other Party.

13.	Confidentiality

14.1.

Subject to the provisions of this Clause 14, the Parties shall keep all information concerning this Agreement and the dealings and transactions associated with this Agreement ("Confidential Information" for the purposes of this Clause 14) strictly confidential, and shall not disclose the same during the term of this Agreement and for a period of two (2) calendar years after tennination to any person not a Party to this Agreement, except pursuant to Clause 14.2.

14.2.	A Party may disclose the Confidential Information without the other Party's prior written consent to the extent such information:

14.2.1.	is already known to such Party as of the date of disclosure under this Agreement;

14.2.2.

is already in possession of the public or becomes available to the public other than through the act or omission of such Party or of any other person to whom Confidential Information is disclosed pursuant to this Agreement;

14.2.3.

is required to be disclosed by such Party and/or an Affiliate under applicable Law, stock exchange regulations or by an order, decree, regulation or rule of a Governmental Authority, provided that such Party shall use reasonable efforts to give prompt notice to the other Party before such disclosure to the extent permitted by the applicable Law, stock exchange regulations or order, decree, regulation or rule of Governmental Authority;

14.2.4.	is acquired independently from a third party that represents that it has the right to disseminate such information at the time it is acquired by such Party; or

14.2.5.	is developed by such Party independently of the Confidential Information received from the other Party.

14.3.

Subject to the remainder of this Clause 14, a Party may disclose Confidential Information without the other Party's prior written consent to an Affiliate, provided that such Party guarantees, as it hereby does, that its Affiliate shall adhere the terms of this Clause 14.

14.4.

A Party may disclose Confidential Information without the other Party's prior written consent to any of the following persons to the extent that such persons have a clear need to know the Confidential Information:

14.4.1.	employees, officers and directors of such Party in order to enable such Party to perform its obligations;

14.4.2.	employees, officers and directors of an Affiliate of such Party in order to enable such Party and/or an Affiliate to perform its obligations;

14.4.3.	any consultant, agent, auditor, insurer, professional advisor or legal counsel retained by such Party or its Affiliate in order to enable such Party to perform its obligations;

14.4.4.

any bona fide prospective transferee of a Party's rights and obligations under this Agreement (including a prospective transferee with whom a Party and/or its Affiliates are conducting bona fide negotiations directed toward a direct or indirect merger, consolidation or the sale of a majority of its or an Affiliate's shares), and any consultant retained by such prospective transferee, in order to enable such prospective transferee to assess such Party's rights and obligations;

14.4.5.

any bank or other financial institution or entity funding or proposing to finance such Party and/or an Affiliate (including by becoming a lender in the Financing), including any consultant retained by such bank or other financial institution or entity; and

14.4.6.

to the extent reasonably necessary, any person or entity to whom Buyer sells or supplies any quantities of Oil which Buyer has purchased from Seller in accordance with this Agreement, however no information regarding the Price (pursuant to Clause 8.4) may be disclosed to such person or entity.

14.5.

Prior to making any such disclosures to persons under Clause 14.4.4, Clause 14.4.5 or Clause 14.4.6, the Party desiring to make such disclosure shall obtain an undertaking of strict confidentiality and non-disclosure, on terms no less stringent than those set out in this Clause 14, and to use the Confidential Information solely for the stated purpose, but otherwise substantially in the same form and content as the restrictions set out in this Clause 14, from each such person.

14.	Liability and Indemnities

15.1.	Buyer is liable for, and releases and indemnifies each member of Seller's Group from and against, all claims arising out of or in connection with the performance of this Agreement which relate to:

15.1.1.

personal injury (including death or disease) to any member of Buyer's Group, irrespective of cause and even if caused in whole or in part by the negligence or breach of duty (statutory or otherwise) of any member of Seller's Group;

15.1.2.

loss of or damage to any property of any member of Buyer's Group, including the removal of wreck or debris thereof, irrespective of cause and even in whole or in part by the negligence or breach of duty (statutory or otherwise) of any member of Seller's Group; and

15.1.3.

subject to Clause 15.4, personal injury (including death or disease) to any third party or loss of or damage to any property of a third party, to the extent caused by the negligence or breach of duty (statutory or otherwise) of any member of Buyer's Group.

15.2.	Seller is liable for, and release and indemnify each member of Buyer's Group from and against, all claims arising out of or in connection with the performance of this Agreement which relate to:

15.2.1.

personal injury (including death or disease) to any member of Seller's Group, irrespective of cause and even if caused in whole or in part by the negligence or breach of duty (statutory or otherwise) of any member of the Buyer's Group;

15.2.2.

loss of or damage to any property of any member of Seller's Group, including the removal of wreck or debris thereof, irrespective of cause and even in whole or in part by the negligence or breach of duty (statutory or otherwise) of any member of Buyer's Group; and

15.2.3.

subject to Clause 15.3, personal injury (including death or disease) to any third party or loss of or damage to any property of a third party, to the extent caused by the negligence or breach of duty (statutory or otherwise) of any member of Seller's Group.

15.3.

Subject to the Terminal Handbook (which in the event of any conflict or ambiguity between this Agreement and the Terminal Handbook shall prevail), Buyer is responsible for, and releases and indemnifies each member of Seller's Group from and against, all claims arising out of or in connection with the performance of this Agreement which relate to the prevention, control, clean up, disposal and/or removal of any pollution, contamination or environmental damage occurring on or discharged or emanating from any property of Buyer's Group, irrespective of cause and even if caused in whole or in part by the negligence of any member of Seller's Group.

15.4.

Subject to the Terminal Handbook (which in the event of any conflict or ambiguity between this Agreement and the Terminal Handbook shall prevail), Seller is responsible for, and release and indemnify each member of Buyer's Group from and against, all claims arising out of or in connection with the performance of this Agreement which relate to the prevention, control, clean up, disposal and/or removal of any pollution, contamination or environmental damage occurring on or discharged or emanating from any property of Seller's Group, irrespective of cause and even if caused in whole or in party by the negligence of any member of the Buyer's Group.

15.5.	Except as expressly provided elsewhere in this Agreement, neither Seller nor Buyer shall be liable for indirect, special, exemplary, punitive or consequential losses howsoever arising.

15.	Government Rights

The Government of Gabon, Addax, PetroEnergy and Tullow have exercised their rights under Article 19 of the PSC to lift their percentage share of oil from the Fields. VAALCO shall exercise reasonable efforts to notify Buyer of the schedule for liftings by the Government of Gabon as soon as possible and in any event shall do so prior to VAALCO accepting and Buyer fixing a Vessel for any designated lifting hereunder.

16.	Taxes, Duties and Exports Licenses

17.1.

All taxes, customs and other duties in conjunction with the conclusion and execution of this Agreement and levied on the Seller's Oil up to the point and moment of delivery of such Seller's Oil at the Delivery Point, shall be paid by Seller. All taxes, customs and other duties in conjunction with the conclusion and execution of this Agreement and levied on the Seller's Oil after the point and moment of delivery of such Oil at the Delivery Point, shall be paid by Buyer.

17.2.	Seller will ensure timely acquisition of all appropriate export licenses and clearances of any character for the Seller's Oil.

17.3.

There shall be no port costs (including the costs of anchor-handling tugs and associated equipment necessary to allow the nominated Vessel to berth and load) associated with the Lifting operations for the account of Buyer.

17.4.	Buyer shall be responsible for the payment of any charges imposed by the Republic of Gabon for the operation of its nominated Vessels in Gabonese waters, and any duties or levies thereon.

18.	[*****]

18.1.	[*****]

17.	Law and Dispute Resolution

19.1.

The proper law of this Agreement is the law of England, and this law shall be used for interpreting the Agreement and for resolving all claims or disputes arising out of or in connection with the Agreement (whether based in contract, in tort or on any other legal doctrine), but without reference to any conflict of law rules.

19.2.	This Clause 19 is a separate, divisible agreement from the rest of this Agreement and shall:

19.2.1.

not be or become void, voidable or unenforceable by reason only of any alleged misrepresentation, mistake, duress, undue influence, impossibility (initial or supervening), illegality, immorality, absence of consensus, lack of authority or other cause relating in substance to the rest of the Agreement and not to this Clause 19. The Parties intend that any such issue shall be subject to arbitration in terms of this Clause 19; and

19.2.2.	remain in effect even if the agreement set out in this Agreement terminates or is cancelled.

19.3.

To the extent that any dispute should arise between the Parties related to this Agreement, the Parties shall, in good faith, seek an amicable resolution to such dispute by referring such dispute to the respective representatives of the relevant Parties (being, the Managing Directors (or those in an equivalent position or their nominees) of the Parties), as notified from time to time in writing, for their negotiation and settlement.

19.4.

To the extent that no settlement is reached in terms of Clause 19.3 within 30 days of referral, the dispute shall be dealt with and finally settled in accordance with the arbitration procedures set out in this Clause 19. The Arbitration shall be conducted under the rules of the London Court of International Arbitration (LCIA), which rules are incorporated herein by reference, save that the waiver of rights to appeal, review or recourse to any state court or other legal authority set out in Article 26.8 of the LCIA Rules (or such equivalent provision in any subsequent version of the LCIA Rules) shall not apply or be incorporated into this Agreement, and the seat shall be and any hearings shall be held in London, England.

19.5.

Unless otherwise agreed by the Parties, three arbitrators will conduct the Arbitration. Buyer and Seller will each nominate an arbitrator for appointment by the LCIA, and if one Party fails to nominate an arbitrator within 30 days of receiving notice of the nomination of an arbitrator by the other Party then that arbitrator will be appointed by the LCIA, notwithstanding the absence of nomination and without regard to any late nomination. The third arbitrator, who will act as chairman of the tribunal, will in turn be nominated by the two previously appointed arbitrators. If such nomination has not been made within 30 days of the date of appointment of the later of the two party-nominated arbitrators to be appointed, the Chairman will be appointed by the LCIA, notwithstanding the absence of the nomination and without regard to any late nomination. The arbitrators may request and obtain the services of a technical or legal expert to assist in their duties hereunder; provided, however, that any such expert will not be an employee of a Party to the Arbitration or of an Affiliate to a Party to the Arbitration.

19.6.

The Arbitration tribunal will decide all questions strictly in accordance with the terms of this Agreement, and will give effect to the same. The arbitrators are not authorised to exceed a limit of liabilities established hereunder or expand a guarantee made herein. The arbitrators are to have the power to order specific performance of this Agreement.

19.7.

Notwithstanding the provisions of this Clause 19, either Party shall have the right to apply to a competent judicial authority for interim or conservatory relief against the other Party in any court having jurisdiction.

19.8.

Judgment upon the award rendered by the Tribunal may be entered in any court having jurisdiction whether in accordance with the New York Convention of 1958 on Recognition and Enforcement of Arbitration Awards or otherwise.

18.	Assignment and Change of Control of Seller

20.1.

No consent shall be required for the assignment to an Affiliate of Buyer, provided that Buyer agrees in an instrument reasonably satisfactory to Seller to remain liable for its Affiliate's performance of its obligations.

20.2.

The Buyer is not entitled to assign by way of security for the provision of financing its rights under this Agreement, without Seller's prior written consent (such consent not to be unreasonably withheld).

20.3.

Notwithstanding any transfer by Buyer, both the Buyer and the transferee shall be liable to Seller for the Buyer's obligations (financial or otherwise), which have vested, matured or accrued under the provisions of this Agreement before such transfer.

20.4.

Seller is not entitled to transfer all or part of its rights and obligations under this Agreement to any legal entity to which the Seller has transferred its interest in Etame Marin Permit G4- l 60 without Buyer's prior written consent (such consent not to be unreasonably withheld). In the event that such transfer is approved by Buyer a novation will be executed giving effect to such a transfer.

20.5.

In the event that there is a change of Control of the Seller, the terms of this Agreement shall remain valid and binding for the crude oil entitlements of any successor unless the Facility is repaid and cancelled as a result of a voluntary repayment by Vaalco Gabon (Etame) Inc. in full before the Final Maturity Date, in which case this Agreement shall end on the date falling 183 days after the voluntary repayment date.

20.6.	Subject to the provisions of this Clause 20, this Agreement shall be binding and upon and inure for the benefit of the respective successors in title and permitted transferees of each Party.

19.	Waiver

Except as expressly provided in this Agreement neither Buyer nor Seller shall be deemed to have waived, released or modified any of its rights under this Agreement unless it has expressly agreed that it does waive, release or modify such right. Such agreement shall then be recorded in writing by the Party granting the waiver. No waiver by either Buyer or Seller of any one or more defaults by the other Party in the performance of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or of a different character.

20.	Entire Agreement

22.1.

Without prejudice to the terms of the Facility and any other documents executed thereunder, this Agreement is the entire agreement between the Parties with respect to the subject matter, supersedes all prior understandings and negotiations of the Parties, and may not be modified unless agreed by all Parties. Such agreement shall then be recorded in writing.

22.2.

Each provision of this Agreement shall be construed as though the Parties participated equally in the drafting of the same. Consequently, the Parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting Party shall not be applicable to this Agreement.

21.	Counterparts

This Agreement may be executed in several counterparts, each of which is an original, but all of which together constitute one and the same agreement. Transmission of an executed counterpart of this Agreement by email (in PDF or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement.

22.	Public Announcement

No public announcement or statement regarding the terms or existence of this Agreement shall be made without prior written consent of the Parties, provided that, notwithstanding any failure to obtain such approval, no Party shall be prohibited from issuing or making any such public announcement or statement to the extent it is necessary to do so in order to comply with the applicable law, regulations, legal proceedings or rules or regulations of any stock exchange having jurisdiction over such Party or its Affiliates.

23.	Partial Invalidity

If and for so long as any provision of this Agreement shall be deemed to be judged invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

24.	Waiver of Sovereign Immunity

Any Party that now or later has a right to claim sovereign immunity for itself or any of its assets hereby waives any such immunity to the fullest extent permitted by the laws of any applicable jurisdiction. This waiver includes immunity from:

26.1.1.	any arbitration proceeding commenced under this Agreement;

26.1.2.	any judicial, administrative or other proceedings to aid any arbitration proceeding commenced under this Agreement; and

26.1.3.

any effort to confirm, enforce, or execute any decision, settlement, award, judgement, service of process, execution order or attachment (including pre-judgement attachment) that results from an arbitration or any judicial or administrative proceeding commenced under this Agreement.

For the purposes of this waiver only, each Party acknowledges that its rights and obligations under this Agreement are of a commercial and not a governmental nature.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorised officers as of the date first above written.

For and on behalf ofGlencore Energy UK Ltd.

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By: LJ1oce1,o c. g1ei;i

Name: Ann Nash

Title:         Head of Oil Project and Structured Finance

For and on behalf ofV AALCO Gabon S.A.

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Name: Thor Pruckl

Title: General Director

Execution Version

SCHEDULE A

SELLER'S LETTER OF INDEMNITY FORMAT

The indemnity referred to in Clause 10.3 shall be in the following fonnat.

QUOTE

Date:

TO:

We refer to the Crude Oil Sale and Marketing Agreement, among Glencore Energy UK Ltd. (the "Buyer") and VAALCO Gabon S.A. (the "Seller"), dated 2022 (the "Sale and Marketing Agreement"), and in particular our sale and your purchase of a cargo of [insert number] net barrels of Etame Crude Oil shipped on board the Vessel "[insert name]" loaded at the [FPSO "Petroleo Nautipa" I FSO "Cap Diamant'' (or any subsequent name of the relevant vessel from time to time)] pursuant to Bill of Lading dated [insert date].

Although we have sold and transferred title of the said cargo to you, we have been unable to provide you with [here insert unavailable documents: e.g. the full set of 3/3 original Bills of Lading; or other shipping documents to be specified] (the "documents") covering the said sale.

In consideration of your payment to us of the full purchase price ofUSD [insert price] we hereby expressly represent and warrant the existence and validity of the documents, that we are entitled to the documents, that we have good and marketable title, free and clear of any lien, charges or encumbrance, to such cargo at the time such cargo was transferred to you and that we have full right and authority to transfer such title and effect delivery of the cargo to you.

We hereby agree to protect, indemnify and save you harmless from and against any and all claims, liabilities, costs, losses, damages and expenses which you may suffer by reason of our failure to present the documents as required under the Agreement or our breach of the representations and warranties given above, including but not limited to, arising out of any claims and demand which may be made by a holder or transferee of the documents or by any other third party successfully claiming an interest or lien on the cargo.

We further agree to exercise our best efforts to locate and surrender the documents as soon as possible to (insert LC issuing bank name)

This indemnity is a continuing indemnity however it shall automatically expire at the moment the documents are presented to the party identified in the preceding paragraph, unless within that time notice is given of a claim or proceedings are commenced in which case the indemnity shall continue.

This indemnity is governed by English law and the parties agree that any dispute between Buyer and Seller shall be resolved in accordance with Clause 19 of the Sale and Marketing Agreement.

Yours faithfully,

NAME: (Authorized Signatory)

TITLE:

COMPANY NAME: VAALCO Gabon S.A.

UNQUOTE

SCHEDULE B

The Etame Lifting Procedures

1	General

1.1	The provisions of this Schedule B shall apply to each Vessel and to each Lifting made under the provisions of the Agreement.

1.2	Words and expressions that are defined in Clause 1 of the Agreement shall have the same meanings in this Schedule B.

1.3	In this Schedule B, reference to a "Clause" shall be to a Clause of the Agreement, and to a "Section" shall be to a Section of this Schedule B, unless the context requires otherwise

2.	Vessel Nomination

2.1

In respect of each Lifting, Buyer shall, at its own risk and expense, nominate and provide a Vessel which is in all respects ready to and capable of loading the Seller's Oil at the Load Port within the nominated loading date range, and that is in compliance with this Agreement and the Port Regulations. Seller may, but always acting reasonably, refuse to load any Vessel that in its sole opinion does not comply with the terms of this Section 2.

2.2

At least ten (10) days before the first day of the five (5) day loading date range specified in Clause 7.2, Buyer shall nominate the Vessel that is proposed to accept delivery of the Seller's Oil, including written notice of the following information concerning the nominated Vessel:

2.2.1	the name of the Vessel (and its previous name(s), if changed within the preceding twelve (12) months);

2.2.2	the summer deadweight tonnage of the Vessel;

2.2.3	the Vessel's agent at the Load Port;

2.2.4	the current position of the Vessel (as at the date of the nomination);

2.2.5	the name of the intended port or ports of discharge of the Oil by the Vessel;

2.2.6	the ETA of the Vessel at the Load Port;

2.2.7	any information required by the Load Port in accordance with the Terminal Handbook;

2.2.8	the demurrage rate per day as specified in the charter party, if applicable; and

2.2.9	such other information as Seller may reasonably require.

Buyer hereby warrants that all information notified to Seller in accordance with this Section 2.2 is true and correct.

2.3

Seller shall approve or reject the nominated Vessel within two (2) days of the nomination by Buyer on any grounds which Seller considers reasonable. If Seller rejects a nominated Vessel, Buyer shall nominate another Vessel (always in accordance with Section 2.2). Buyer must have a Vessel nominated and approved no later than ten (10) days prior to the first day of the three (3) day loading date range nominated pursuant to Clause 7.4. Seller's acceptance of any Vessel for loading shall not constitute a continuing acceptance of the Vessel for any subsequent loading.

2.4

If Buyer fails to nominate a Vessel which is acceptable (in accordance with the provisions of Section 2.3) to Seller before the time limits imposed in Section 2.2 and Section 2.3, without prejudice to Seller's rights to claim damages and its rights as specified in Section 2.5, Seller may accept a late nomination, in which case Seller may vary the loading date range, in which event Seller shall not be liable to Buyer under any circumstances for any costs, losses or damages suffered by Buyer arising out of such late nomination and/or variation.

2.5	If Buyer is in breach or anticipatory breach of any term of this Section 2 or otherwise under Clauses 7 and/or 8 then:

2.5.1

Seller may charter a Vessel on behalf of Buyer to enable loading to be effected during the nominated loading date range or as soon thereafter as reasonably possible, and all expenses, costs, losses and damages shall be for Buyer's account; and

2.5.2

Buyer shall indemnify Seller for all losses, damages, liabilities, costs, expenses (including reasonable legal expenses) and claims arising as a result of or in connection with the anticipated or actual breach by Buyer of its Lifting obligations pursuant to Clauses 7 and/or 8 and this Section 2.

For the purposes of this Section 2, Buyer hereby irrevocably appoints Seller to do all acts and sign such documents on behalf of Buyer as may be necessary.

2.6

Buyer may, with Seller's consent (not to be unreasonably withheld), substitute another Vessel (of a similar size to the first-nominated Vessel) provided it is scheduled to arrive at the Load Port on the same date as the nominated Vessel or within the three (3) day loading date range, and all provisions of this Section 2 shall apply to the substitute Vessel.

2.7

Between the date of nomination under Section 2.2 and ninety-six (96) hours prior to the first day of the three (3) day loading date range nominated pursuant to Clause 7.4, Buyer shall promptly notify Seller in writing of any change in the ETA of the Vessel. If Buyer notifies Seller of a changed ETA which falls outside the nominated three (3) day loading date range then:

2.7.1	Seller may reject Buyer's notice, and require Buyer to provide a Vessel with an ETA within the nominated three (3) day loading date range and which complies with the requirements of this Section 2; or

2.7.2	Seller may accept Buyer's notice and the changed ETA, in which case Laytime shall not commence until the Vessel is all fast at the Load Port.

2.8

Buyer shall direct the master of the Vessel (the "Master") to notify the Port Operator of the Vessel's ETA ninety-six (96), seventy-two (72), forty-eight (48), twenty-four (24) and twelve (12) hours before the ETA. If the Master fails to give the twelve (12) hour notice on time, the Laytime shall be extended by the amount of time equal to the period between the time final notice was given and twelve (12) hours before the Vessel arrived. After the twelve (12) hour notice is given, the Master shall advise the Port Operator of any deviation of one (1) hour or more from the last given ETA.

2.9	Seller may revise the loading date range, or revise the operational tolerance specified in Clause 7.2, or revise both in response to any of the following events:

2.9.1	an event of Force Majeure;

2.9.2	a material change in the forecast production rate;

2.9.3	a material change in the operating conditions prevailing at the Load Port; or

2.9.4	an unanticipated and material change in Seller's Oil inventory levels arising from any underlift or overlift by Buyer,

and Seller shall not be liable to Buyer under any circumstances for any costs, losses or damages whatsoever suffered by Buyer arising out of such revision provided always that timely notice is given in respect of the revision of such loading date range or operational tolerance pursuant to this Agreement.

3	Vessel Requirements

3.1	Buyer shall warrant that each Vessel nominated or substituted hereunder (and its owners, operators, charterers, agents, Master and crew) shall, at the time of nomination and at the time of loading:

3.1.1

comply with all applicable rules, regulations and directions of governmental, local and port authorities and requirements of the country of registry of such vessel and shall conform in all respects to all relevant international conventions, regulations and agreements;

3.1.2	comply with the Port Regulations;

3.1.3

have hull, machinery, boilers, tanks, equipment and facilities which are in good order and condition, in every way fit for the service required and fit to load and carry the Cargo specified, and the foregoing shall be in accordance with all of the highest standards and practices of the crude oil shipping industry; and

3.1.4	have a full and efficient complement of master, officers and crew in accordance with all of the highest standards and practices of the crude oil shipping industry.

3.2

Buyer shall procure that the Vessel accepts and loads the Seller's Oil at the maximum rate consistent with safe practice and Vessel design. Buyer warrants that the Vessel is capable of maintaining a minimum cargo loading rate per hour required in the Terminal Handbook, and if not, then the Laytime shall increase proportionately.

3.3	Buyer shall ensure that the Vessel is entered in a P&I Club which is a member of the International Group of P&I Clubs and that the Vessel owners at all times maintains insurance as follows:

3.3.1	insurance covering liabilities under the International Convention of Civil Liabilities for Oil Pollution Damage 1969 and 1992 protocols; and

3.3.2

coverage with P&I Clubs for legal liability for oil pollution damage up to the maximum amount being offered by the International Group of P&I Clubs (currently not less than one billion US Dollars ($1 billion));

3.3.3	in accordance with applicable statutory requirements; and

3.3.4	hull and machinery insurance including removal or wreck coverage.

3.4	Buyer shall ensure that that the Vessel(s):

3.4.1

complies with the requirements of the International Safety Management (ISM) code ("ISM Code"), the International Ship and Port Facility Security Code ("ISPS Code") and the relevant amendments to Chapter XI of SOLAS International Convention for the Safety of Life at Sea (as amended) ("SOLAS'');

3.4.2	shall have on board:

(a)	a valid safety management certificate;

(b)	a copy of the Vessel's manager's documents of compliance;

(c)	the ISM Code, the Port Facility Security Code and the relevant amendments to Chapter XI of SOLAS;

(d)	an international ship security certificate; as well as

(e)	any other required valid certificates and documents, issued pursuant to the ISM code, the ISPS code and SOLAS.

3.5	Buyer shall provide copies of the certificates and any other information with respect to the ISPS Code as may be required by the Load Port.

3.6	Notwithstanding any prior acceptance of Vessel by Seller, if at any time the Vessel ceases to comply with the requirements of the ISPS Code:

3.6.1	Seller shall have the right not to berth such nominated Vessel and any Demurrage resulting shall not be for the account of Seller; and

3.6.2

Buyer shall be obliged to substitute such nominated Vessel with another Vessel complying with the requirements of the ISPS Code. Seller shall procure that the Load Port shall comply with the requirements of the ISPS Code and the relevant amendments to Chapter XI of SOLAS. Any costs or expenses in respect of the Vessel including Demurrage or any additional charge, fee or duty levied on the Vessel and actually incurred by Buyer resulting directly from the failure of the Load Port to comply with the ISPS Code shall be for the account of Seller.

3.7

Seller's liability to Buyer under this Agreement for any costs, losses or expenses incurred by the Vessel, the charterers or the Vessel owners resulting from the failure of the Load Port to comply with the ISPS Code shall be limited to the payment ofDemurrage and direct costs actually incurred by Buyer in accordance with the provisions of this Section.

3.8

For each Vessel nominated by Buyer under this Agreement, Buyer warrants that the Vessel is owned or demise chartered (throughout the entire period of the voyage to and from the Load Port and up to discharge of the Seller's Oil at the discharge port(s)) by a member of the International Tanker Owners Pollution Federation Limited ("ITOPF').

4	Loading Procedure

4.1

At least ten (10) days before the first day of the nominated five (5) day loading date range, Buyer shall give Seller full instructions consistent with the Terminal Handbook regarding the loading of each Vessel, the approximate quantity of Seller's Oil to be loaded including the volume tolerance, and the make-up and destination of all documentation covering the Cargo(s). Seller shall use reasonable endeavours to arrange for such instructions to be carried out but they shall not be obliged to arrange for an instruction to be carried out which is inconsistent with any provision of this Agreement or the Terminal Handbook.

4.2

Buyer shall cause the Master to tender a NOR to the Port Operator upon arrival at the Load Port in accordance with the Terminal Handbook. VAALCO may, but always acting reasonably, refuse to berth any Vessel which in VAALCO's opinion fails to conform or comply with the Terminal Handbook or this Agreement or is in its sole opinion unsafe to berth, load or transport the Seller's Oil.

4.3

Seller does not warrant the safety of any berth and shall be under no liability in respect thereof. However, Seller shall endeavour to ensure that such berth is safe and that the Vessel can always safely approach, depart and lie safely afloat thereat.

4.4

Seller or the Port Operator shall have the right to require Buyer to shift the Vessel from the Load Port to anchorage. Subject to Section 4.3, and provided shifting is for Seller's purposes and not due to Buyer or the Vessel's request or default, Seller shall pay all direct and reasonable expenses (including pilotage, towage, mooring/unmooring and bunkers consumed by the Vessel's main engine) incurred as a direct result of shifting the Vessel to anchorage as aforesaid, and the time spent shifting shall count as Laytime or time on Demurrage.

4.5

Unless prevented by bad weather or tides, Buyer shall ensure that the Vessel vacates the berth at the Load Port as soon as loading is completed or at any time prior to completion of loading if the Vessel is requested to vacate the berth by Port Operator. If failure to so vacate is attributable to one or more of the owner, operator, Master, officers and crew of the Vessel, the Vessel's agent or Buyer, Buyer shall pay Seller for any Laytime or Demurrage costs which Seller directly incurs including such as may be incurred due to the resulting delay in the berthing of other vessels awaiting their turn to load.

4.6	The Parties agree to comply with the ISPS Code and in particular:

4.6.1	any costs arising from delays in loading the Vessel which are attributable to Vessel's failure to comply with the ISPS Code shall be for the account of Buyer;

4.6.2

Seller warrants that the Load Port shall, if it is required to comply with the ISPS Code, be in full compliance therewith and shall, or shall procure the Load Port to, provide copies of such certificates and other information with respect thereto as may be required by Buyer or the Vessel; and

4.6.3	any costs of the Vessel arising at the Load Port which result directly from the failure of the Load Port to comply with the ISPS Code shall be for the account of Seller.

5	Laytime & Demurrage

5.1

The maximum allowable Laytime at the Load Port before Demurrage is charged will be forty eight (48) consecutive hours SHINC, plus six (6) hours from NOR SHINC, pro-rated for the actual cargo size in proportion to a notional standard cargo size of six hundred and fifty thousand (650,000) net Barrels.

5.2	The Port Operator will endeavour to load each Vessel within the maximum allowable Laytime.

5.3

The Laytime shall include Sundays, local holidays and hours of darkness during Lifting unless loading during local hot idays or the hours of darkness is prohibited by the Port Regulations, or by applicable laws and/or regulations, but not hours of darkness waiting for opening hours of the Load Port in order to moor.

5.4	Subject to Section 5.8, Laytime shall begin at the time corresponding to the applicable conditions set out below:

5.4.1

if the NOR is tendered within the stipulated three (3) day loading date range and during Load Port opening hours (as specified in the Terminal Handbook), then Laytime shall begin on the earlier of the actual time of commencement or six (6) hours after the NOR is tendered;

5.4.2

if the NOR is tendered within the stipulated three (3) day loading date range, but outside Load Port opening hours (as specified in the Terminal Handbook), then Laytime shall begin on the earlier of the actual time of commencement or six (6) hours after the next start of the Load Port opening hours, as specified in the Terminal Handbook;

5.4.3

if the NOR is tendered before the stipulated three (3) day loading date range, then Laytime shall begin on the earlier of the actual time of commencement or six (6) hours after the start of the Load Port opening hours (as specified in the Terminal Handbook) on the first day of the three (3) day loading date range;

5.4.4	if the NOR is tendered after the stipulated three (3) day loading date range, then Laytime shall begin on the commencement of loading; and

5.4.5	in the event that Sections 2.2, 2.7 and/or 2.8 are not complied with, then Laytime shall begin on the commencement of loading.

5.5

Subject to Section 5.3 and Section 5.8, Laytime shall run continuously from commencement until cessation of loading, and it shall cease on the disconnection of the cargo loading hose(s) after completion of loading.

5.6	Demurrage shall be paid to Buyer by Seller for Laytime in excess of the maximum allowable Laytime specified above provided that:

5.6.1	Where the Cargo that is loaded is a full cargo for the Vessel, then Demurrage shall be calculated at the lesser of:

(a)	the demurrage rate per day specified in the charter party for the Vessel, if any, when the Vessel is on a single voyage charter; and

(b)

the demurrage rate per day, as published in the New Worldwide Tanker Nominal Freight Scale Applying To The Carriage Of Oil In Bulk ("WORLDSCALE"), which applies on the day of the commencement of loading for a vessel of the same type, size and capacity as the Vessel, corrected by the Average Freight Rate Assessment published by the London Tanker Broker's Panel Limited ("AFRA"), which applies on the day of the commencement of loading for such a vessel.

5.6.2	Where more than one Cargo is loaded on the same Vessel at the Load Port by different lifters, then the Laytime and Demurrage shall be allocated between the lifters pro-rata to the quantities loaded.

5.6.3

In the event that the Vessel employed for Lifting a Cargo under this Agreement is owned or time-chartered by Buyer, the applicable Demurrage rate to be assessed by the London Tanker Broker's Panel Limited is for a similar size vessel chartered eighteen (18) days prior to the first day of the applicable three (3) day loading date range.

5.7

The maximum Demurrage payable under this Agreement shall not exceed the actual Demurrage due or paid by or on behalf of Buyer to the Vessel provider with respect to the Cargo Lifted, as shown and justified by documentation that must be provided by Buyer.

5.8	Any time actually lost as a result of the following events shall not count as Laytime or, if the Vessel is already on Demurrage, as Demurrage time:

5.8.1	inward passage to the Load Port;

5.8.2	breakdown or any inability of the Vessel to load;

5.8.3	tank cleaning aboard the Vessel;

5.8.4	discharge of slops or ballast when not concurrent with loading;

5.8.5	awaiting customs clearance, immigration clearance, free pratique, pilot, tugs, daylight or local administrative requirements;

5.8.6	ullage and sampling;

5.8.7

delays in loading operations caused by inability of the Vessel to load at the required rates always provided that loading at such rates is safe and also provided that the cargo is capable of being supplied at such rates;

5.8.8	delays due to meteorological or sea conditions (including wind, rough seas, currents and tides);

5.8.9	delay in or preclusion from delivering all or part of the cargo as a result of Force Majeure;

5.8.10	fault of Buyer, the Vessel owner, charterer or Master;

5.8.11	prohibition of loading by Buyer, the Vessel owner, charterer or Master, or local or port authorities; or

5.8.12	tank inspection aboard the Vessel.

5.9

To make a claim for Demurrage, Buyer must give notice to Seller within sixty (60) days after the date of the Bill of Lading for the relevant Lifting. All documentation reasonably necessary to support a claim must be supplied in writing to Seller within ninety (90) days after the date of the Bill of Lading. Should Buyer fail to give such notice or documentation with the times specified, then the claim will be deemed automatically and irrevocably waived. Seller shall pay Buyer such properly due Demurrage in United States dollars per hour of Laytime in excess of that permitted under this Agreement (pro-rated for any part thereof) within thirty-five (35) days after determination of the Demurrage that is properly due.